Exhibit 107.1

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

IRONWOOD MULTI-STRATEGY FUND LLC
(Name of Subject Company (Issuer))

Transaction Valuation:	$439,758,435 (20% of 7/31/2022 NAV) (a)	Amount of Filing Fee:	$0 (b)

(a)          Calculated as the aggregate maximum value of Units being purchased.

(b)          The Offer is not subject to fees pursuant to the SEC No-Action Letter addressed to the Ironwood Funds and dated April 20, 2017.